Exhibit 4.8

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Profound Medical Corp. (“Profound”)

2400 Skymark Avenue, Unit 6

Mississauga, Ontario

L4W 5K6

2.	Date of Material Change

August 16, 2019.

3.	News Release

A news release announcing the material change referred to in this report were disseminated on August 16, 2019, and filed on SEDAR at www.sedar.com.

4.	Summary of Material Change

On August 16, 2019, Profound received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) to market TULSA-PRO® for ablation of prostate tissue.

5.	Full Description of Material Change

On August 16, 2019, Profound received 510(k) clearance from the FDA to market TULSA-PRO® for ablation of prostate tissue. The FDA’s clearance of TULSA-PRO® was based on Profound’s TACT pivotal clinical trial, which met all of its primary and secondary efficacy and safety endpoints. TACT enrolled 115 patients across the United States, Canada and Europe with biopsy-proven, organ-confined prostate cancer (67% and 33% of subjects had NCCN intermediate and low risk disease, respectively). All patients received primary treatment of whole-gland prostate ablation with sparing of the urethra and urinary sphincter. TACT demonstrated that the TULSA-PRO® provides safe and effective prostate tissue ablation, with minimal adverse events, significant prostate volume and PSA reduction, and low rates of residual prostate disease. The favorable safety profile offered by the TULSA-PRO® contrasts with radical prostatectomy and radiation therapy that can leave many men with permanent erectile dysfunction, urinary incontinence and bowel dysfunction. The TACT pivotal clinical trial also demonstrated a favorable risk-benefit profile in the context of other ablative approaches, including whole-gland HIFU and cryotherapy.

The FDA label for TULSA-PRO® will allow U.S. surgeons to perform prostate tissue ablation procedures indiscriminate of tissue type.

6.	Reliance on subsection 7.1(2) if National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information, please contact:

Aaron Davidson

Chief Financial Officer

Telephone: (647) 476-1350

9.	Date of Report

September 3, 2019

Cautionary Note Regarding Forward-Looking Statements

This material change report includes forward-looking statements regarding Profound and its business which may include, but is not limited to, statements with respect to the expectations regarding the use of Profound’s technology in the treatment of prostate cancer. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this report may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting Profound, including, without limitation, risks regarding the pharmaceutical industry, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed and actual future results may vary materially. Accordingly, readers are advised not to place undue reliance on forward-looking statements or information. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.